Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009 RESULTS
     (LA JOLLA, CALIFORNIA)—March 1, 2010—PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders’ equity of $582.6 million ($25.79 per share) at December 31, 2009, compared to $570.4 million ($25.24 per share) at September 30, 2009, and $477.7 million ($25.36 per share) at December 31, 2008. Reported book value per share increased by $0.55, or 2.2%, during the fourth quarter of 2009, and increased by $0.43, or 1.7%, over the 2009 financial year.
     PICO’s President and Chief Executive Officer, John Hart, commented:
     “At December 31, 2009, the PICO parent company and our non-insurance subsidiaries had almost $159 million in cash and liquid short-term investments available for asset purchases and acquisitions, which represents more than $7 per PICO share.
     “During 2008 and 2009, Union Community Partners invested more than $70 million to acquire and develop residential lots in selected sub-markets in the Central Valley and Central Coast areas of California. As of December 31, 2009, UCP owns or controls a total of 468 finished lots and 3,289 potential lots in various stages of entitlement.
     “Our residential lots in the Central Valley are principally located in and around Fresno. We believe that market conditions in Fresno continued to move in our favor during 2009. Published statistics for Fresno County show that during 2009 the affordability index improved from 67% to 76%, and housing inventories declined by 51%, from 6.8 months of inventory on the market to 3.3 months at the current sales rate.
     “In the third quarter of 2009, UCP entered the Central Coast market, with its largest acquisition to date. We acquired a note in default from a financial institution, with the intention of foreclosing on the note and taking ownership of the underlying property, consisting of 1,400 entitled residential units on a 244-acre site in Monterey County, California, known as the East Garrison master-planned community.
     “The note was acquired at a discount of approximately 60% to its face value. Our initial investment was $22.6 million, and we anticipate spending an estimated $20 million over the next two years to complete the development of 441 partially finished lots in the first phase into fully finished lots, and to ready other parts of the property for potential future development. Published statistics for Monterey County show that during 2009 the affordability index improved from 54% to 66%, and housing inventories declined by 62%, from 7.7 months of inventory to 2.9 months at the current sales rate.
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PICO HOLDINGS, INC.
875 PROSPECT STREET, SUITE 301 LA JOLLA CALIFORNIA 92037
T: 858.456.6022 F: 858.456.6480
WWW.PICOHOLDINGS.COM

PICO Holdings, Inc.
2009 Results

     “UCP made its first sales of residential lots in 2009, selling 115 finished lots from four projects, generating revenues of $8.9 million and gross margin of $2.8 million, which represents a gross margin percentage of 31.7%. UCP had owned the lots for between one and two years.
     “UCP is evaluating further opportunities to acquire attractive, well-located residential lots in select sub-markets in California where affordability and inventory trends are favorable.
     “During 2009, Vidler Water Company completed the majority of the infrastructure required to connect the water systems of Carson City, Nevada and Lyon County, Nevada, at a cost of $5.7 million. We expect to spend approximately $2 million more on infrastructure to recover the water in Lyon County when demand for the water emerges. The final cost of the infrastructure will be substantially below our original estimated total capital cost of approximately $23 million. The upgraded infrastructure has the capacity to deliver at least 4,000 acre-feet per year to support new growth in the Dayton corridor, where a shortage of water resources has constrained growth. Vidler can supply this water for municipal use if we are successful in re-designating agricultural and municipal and industrial water rights we have acquired and optioned in the area.
     “Vidler is continuing its program of acquiring water in Arizona, and placing the water in storage for future use. At the end of 2009, Vidler had net recharge credits representing approximately 217,000 acre-feet of water in storage in Arizona, consisting of 212,000 acre-feet in the Vidler Arizona Recharge Facility, and 5,000 acre-feet at another site in the Phoenix Active Management Area. We have ordered another 47,000 acre-feet of water to place in storage during 2010. In January 2010, we acquired an additional 126,000 acre-feet of water in storage in the Phoenix Active Management Area for approximately $15.75 million. Combined, we now have approximately 343,000 acre-feet of water in storage that is available to support the future growth of the Phoenix metropolitan area.
     “As well as providing water supplies to support new development, some of the water resources and properties owned by our Vidler and Nevada Land and Resource Company subsidiaries in Nevada, Arizona and Idaho are in locations which are well suited for solar or geothermal electricity generation. We have entered into a number of agreements with alternative energy companies, which typically consist of a recurring lease payment and allow us to participate in the revenues if energy is ultimately produced. In the fourth quarter of 2009, we generated the first significant revenues from this activity when Nevada Land recorded $1 million in income from the sale of geothermal rights.
     “Our insurance companies in run off recorded $1.3 million in favorable reserve development in 2009, and the common stocks and fixed-income securities in the insurance companies’ investment portfolios generated a total return of 16%. We took advantage of the rebound in the stock markets, from the March 2009 lows, to increase the cash in our portfolios so that we can take advantage of opportunities which could arise if the financial markets are volatile in 2010, as we expect.”
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PICO Holdings, Inc.
2009 Results

NET BOOK VALUE
     The following table is provided as a supplement to the financial statements contained in PICO’s 10-K, to illustrate the relative size of the Company’s assets and activities.

Segment	Net Book Value	Percentage

Water Resource and Water Storage Operations	$212.7 million	36.5%
Real Estate Operations	120.7 million	20.7%
Insurance Operations in “Run Off”	72.9 million	12.5%
Corporate	176.3 million	30.3%

PICO Shareholders’ Equity	$582.6 million	100.0%
FULL YEAR SEGMENT RESULTS OF OPERATIONS
     PICO reported a net loss of $18 million ($0.86 per share) for the 2009 financial year, compared to net income of $28.6 million ($1.52 per share) for 2008.
     Our full year segment results of operations are:

	2009	2008
Income (Loss) Before Taxes & Non-Controlling Interest By Operating Segment:
Water Resource and Water Storage Operations	$(16,850,000)	$4,185,000
Real Estate Operations	(1,156,000)	366,000
Insurance Operations in “Run Off”	(1,742,000)	(1,486,000)
Corporate	(21,271,000)	53,324,000

Income (Loss) Before Taxes & Non-Controlling Interest	$(41,019,000)	$56,389,000
Income tax benefit (provision)	19,260,000	(28,491,000)
Non-controlling interest	3,724,000	733,000

Net Income (Loss)	$(18,035,000)	$28,631,000
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PICO Holdings, Inc.
2009 Results

FOURTH QUARTER SEGMENT RESULTS OF OPERATIONS
     For the fourth quarter of 2009, PICO reported net income of $4.7 million ($0.21 per share), compared to net income of $1.5 million ($0.08 per share) in the fourth quarter of 2008.
     Our fourth quarter segment results of operations are:

	2009	2008
Income (Loss) Before Taxes & Non-Controlling Interest By Operating Segment:
Water Resource and Water Storage Operations	$(1,923,000)	$(1,002,000)
Real Estate Operations	1,627,000	(16,000)
Insurance Operations in “Run Off”	4,051,000	(6,184,000)
Corporate	(219,000)	7,632,000

Income (Loss) Before Taxes & Non-Controlling Interest	$3,536,000	$430,000
Income tax benefit (provision)	370,000	1,018,000
Non-controlling interest	747,000	54,000

Net Income	$4,653,000	$1,502,000
     PICO is a diversified holding company. PICO seeks to acquire, build and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.
     Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings. Currently our two major businesses are Vidler Water Company, a water resource development business, and Union Community Partners, a developer of residential lots in selected California markets. Vidler is a significant private sector owner of water resources and water storage operations in Nevada, Arizona, Idaho, Colorado, and New Mexico. As of December 31, 2009, UCP owns or controls approximately 468 finished lots and 3,289 potential lots in various stages of entitlement. Our Real Estate Operations also include Nevada Land & Resource Company, which is one of the largest private landowners in the state of Nevada. Nevada Land owns approximately 440,000 acres of former railroad land in northern Nevada, and certain water, mineral and geothermal rights related to the property.
OTHER INFORMATION
     At December 31, 2009, PICO Holdings, Inc. had a market capitalization of $739.6 million, and 22,595,678 shares outstanding.
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PICO Holdings, Inc.
2009 Results

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this press release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the significant and/or sustained downturn in the homebuilding industry; real estate market and equity and fixed-income markets; our water rights and the prices of water; physical, governmental and legal restrictions on water and water rights; federal and state regulation on insurers and the environment; general economic conditions; the performance of the businesses and investments in non-U.S. companies and changes to the regulations governing such non-U.S. companies; volatile fluctuations in insurance reserves; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; unfavorable results of legal proceedings; and the impact of international affairs. For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (888) 389-3222 or at http://investors.picoholdings.com. We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance that may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
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CONTACT: Max Webb	Chief Financial Officer	(858) 456-6022 ext. 216